Exhibit 10.9

     Each non-employee member of Golden Telecom’s Board of Directors is entitled to receive an annual retainer fee of $15,000. In addition, each non-employee member of the Board of Directors is entitled to receive a fee of $1,000 for each Board meeting attended in person and a fee of $500 for each Board meeting attended by telephone. Non-employee members are entitled to receive a fee of $750 for each Board committee meeting attended in person, a fee of $500 for each Board committee meeting attended by telephone and a fee of $500 for each Unanimous Written Consent in Lieu of Meeting adopted by the Board. However, Board committee fees are not paid if the meeting is held on the same day as a Board meeting. In accordance with the Golden Telecom 1999 Equity Participation Plan, non-employee directors are also entitled to receive 10,000 stock options upon their initial appointment and 2,500 stock options for each subsequent year of service.

     The Chair of the Audit Committee is entitled to receive additional annual compensation of $15,000 for serving as Chair of the Audit Committee.

     Each of the Directors waived his right to receive stock options in 2004 with the exception of Mr. North and Mr. Herman. Mr. Dunster also waived his rights to all forms of Director compensation in 2004, which is in line with the policy of his employer, Capital International Research, Inc.

     All directors who are also Golden Telecom employees have waived their rights to all forms of director compensation for 2004, including rights to stock options, which is in line with Company policy.